UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 5, 2016

LIQUID HOLDINGS GROUP, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-36024	46-3252142
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

111 River Street

Suite 1204

Hoboken, New Jersey 07030

(Address of principal executive offices) (Zip code)

Registrant’s telephone number, including area code: (212) 293-1836

Not Applicable

 (Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 1.03	Bankruptcy or Receivership.

Liquid Holdings Group, Inc. (the “Company”) previously reported that, on January 27, 2016, the Company and its subsidiary, Liquid Prime Holdings, LLC (collectively, the “Debtors”), filed voluntary petitions for relief under Chapter 11 of Title 11 of the United States Code (the “Bankruptcy Code”) in the United States Bankruptcy Court for the District of Delaware (the “Bankruptcy Court”).

On February 8, 2016, the Debtors filed a motion with the Bankruptcy Court seeking to convert their Chapter 11 cases to cases under Chapter 7 of the Bankruptcy Code and initiate an orderly liquidation of the Company’s assets in accordance with the Bankruptcy Code. A hearing on the motion is scheduled for February 29, 2016. Assuming the motion is granted, a Chapter 7 trustee will be appointed by the Bankruptcy Court and will assume control of the Debtors. The Company’s board of directors, after spending considerable time and effort attempting to pursue strategic alternatives, concluded that the Chapter 7 conversion was the only viable alternative available to the Company.

Item 2.05	Costs Associated with Exit or Disposal Activities.

On February 5, 2016, the Company reduced its workforce by 17 employees, or 68% of the Company’s total workforce. No severance payments were offered or made. The Company also notified the contractors comprising the bulk of the Company’s development team that their services were no longer needed (and a motion to reject the pertinent agreements as of February 5, 2016 has been filed in the Bankruptcy Court). At the time of filing this Current Report on Form 8-K, the Company is unable to determine estimates of amounts expected to be incurred in connection with these restructuring actions.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

LIQUID HOLDINGS GROUP, INC.

Date: February 11, 2016

	By:	/s/ Peter R. Kent
Name: Peter R. Kent
Title: Chief Executive Officer and Chief Financial Officer

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